Exhibit 5.3

May 23, 2011

Cintas Corporation
c/o Cintas Corporation No. 2
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, Ohio 45262-5737

Re:          Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as special Washington counsel to Cintas Corporation, a Washington corporation (the “Company”), in connection with (a) the registered offering of the $250,000,000 2.85% Senior Notes due 2016 (the “2016 Notes”) and the $250,000,000 4.30% Senior Notes due 2021 (the “2021 Notes” and together with the 2016 Notes, the “Notes”) of Cintas Corporation No. 2, a wholly owned subsidiary of the Company (the “Issuer”), together with the related guarantees of the Notes by the Company and certain subsidiaries of the Company (“subsidiary guarantors”) and (b) the Registration Statement on Form S-3 (Registration No. 333-160926) filed on July 31, 2009 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”).  The Notes will be issued (x) pursuant to that certain indenture, dated as of May 28, 2002 (the “Base Indenture”), by and among the Company, the Issuer, the guarantors party thereto, and U.S. Bank National Association (as successor trustee to Wachovia Bank, National Association), as trustee (the “Trustee”), as amended and supplemented by a supplemental indenture, dated as of November 8, 2010, by and among the Company, the Issuer, the subsidiary guarantors and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) and (y) pursuant to Section 3.1 of the Base Indenture, that certain Officer’s Certificate relating to the 2016 Notes and that certain Officer’s Certificate relating to the 2021 Notes, both to be executed on May 23, 2011 (collectively, the “Officer’s Certificates”).  The Notes will be guaranteed by the Company and subsidiary guarantors pursuant to guarantees in the form incorporated within the Officer’s Certificates (collectively, the “Guarantee”).

A.                                    Documents and Matters Examined

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of the Company as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

A-1                            the Indenture;

A-2                            the form of Officer’s Certificates;

A-3                            the form of Guarantee; and

A-4                            the Registration Statement.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), (b) information provided in certificates of officers/representatives of the Company and (c) the representations and warranties of the Company in the Indenture and Registration Statement.  We have not independently verified the facts so relied on.

B.                                    Assumptions

We have relied, without investigation, on the following assumptions:

B-1          Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals and all signatures on executed documents are genuine.

B-2          There has been no mutual mistake of fact or misunderstanding, there exists no fraud, duress or undue influence with respect to the agreements and obligations contemplated by the Indenture and Registration Statement, and there is no document or other information which has not been furnished to us which would materially alter, modify or amend the Indenture or Registration Statement.

C.                                    Opinions

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

C-1          The Company is a corporation validly existing under Washington law.

C-2          The Company (a) has the corporate power to execute and deliver the Guarantee and has the power to perform its obligations under the Guarantee, and (b) has taken all corporate action necessary to authorize the execution, delivery, and performance of the Guarantee.

D.                                    Qualifications; Exclusions

D-1          The opinions expressed herein are subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

D-2          We are expressing no opinion with respect to any document other than the Guarantee, and are expressing no opinion as to the validity or enforceability of any document.

D-3          We express no opinion with respect to the accuracy, completeness or sufficiency of any information contained in any filings with the Commission or any state securities regulatory agency, including the Registration Statement.

For purposes of expressing the opinions herein, we have examined the laws of Washington, and our opinions are limited to such laws.  We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred and (b) are as of the date hereof (except as otherwise noted above).  We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

The opinions set forth herein are rendered to you in connection with the Registration Statement and such opinions may be relied upon by your counsel Jones Day in connection with their provision of certain legal opinions.  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, as amended, or the rules and regulations of the Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Act or the related rules and regulations promulgated under the Act.  No expansion of our opinions may be made by implication or otherwise.  We express no opinion other than the opinions set forth herein.

Very truly yours,

/s/ PERKINS COIE LLP